                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------
(NABORS INDUSTRIES LOGO)
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------


         NABORS 1Q2005 NET INCOME SETS RECORD AT $0.80 PER DILUTED SHARE

ST MICHAELS, BARBADOS, APRIL 27, 2005, NABORS INDUSTRIES LTD. (AMEX: NBR) today reported its financial results for the first quarter of 2005. Adjusted income derived from operating activities(1) was $171.9 million compared to $85.1 million in the prior year comparable quarter and $113.8 million in the prior quarter ended December 31, 2004. Net income was $127.4 million or $0.80 per diluted share. This net income result compares to $71.7 million or $0.46 per diluted share in the same period of 2004 and $108.8 million or $0.68 per diluted share in the fourth quarter of 2004. Operating revenues and Earnings from unconsolidated affiliates for this quarter were $785.7 million compared to $596.8 million in the prior year comparable quarter and $684.1 million in the fourth quarter of 2004.

Commenting on these results, Gene Isenberg, Nabors' Chairman and Chief Executive Officer said, "Our quarterly adjusted income derived from operating activities more than doubled, generating all-time records in net income and earnings per share, despite a higher effective tax rate associated with the increased North American income. Return on capital employed, one of our most important metrics, reached 15% for the quarter on the strong operating results. The biggest contributor to this performance was our U.S. Lower 48 Land Drilling business, primarily as a result of substantially higher revenues as demand for rigs continues to be strong in the face of limited supply. High activity levels and tight supply characterized nearly all of our other drilling and well servicing markets, with Alaska and the shallow U.S. Gulf of Mexico being the only notable exceptions. Our U.S. Land Well Servicing unit derived significant pricing improvement as supply/demand reached equilibrium for both our rigs and trucks. This quarter was also bolstered by an all-time record quarter in Canada, the start-up of several rigs in our International unit and improving results in our Other Operating Segments.

"Compared to the immediately preceding fourth quarter of 2004, adjusted income derived from operating activities increased by more than 75% in our U.S. Lower 48 Land Drilling operations, primarily on higher average margins. Canada achieved an increase of 50% with the seasonally high activity associated with the winter season bolstered by significantly higher average dayrates. Our U.S. Land Well Servicing operations saw a nearly 30% sequential increase as modestly higher rig hours were overshadowed by a significant increase in the average hourly rate for both rigs and trucks. We also experienced a significant increase our in international results, although the initial contribution of several long-term contracts, most notably in Saudi Arabia, was


---------------------
(1) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting."

partially offset by timing delays and temporary lulls in activity in some other areas. Our U.S. Offshore unit posted modestly higher results on higher utilization of its workover jackup and platform rigs, coupled with some improvement in pricing. Our Other Operating Segments have returned to a meaningful level of profitability with higher activity in almost every component. Alaska was up sequentially with the winter exploratory season but down compared to last year.

"We expect the remainder of this year to significantly surpass our previous expectations, with higher average pricing in most of our businesses and further increases in international rig activity. In our U.S. Lower 48 Land Drilling operation we expect substantial gross margin improvements throughout the year although less than the $1,650 per rig, per day sequential increase we achieved this quarter. Recently we have seen an increase in customer interest in longer-term contract durations at higher dayrates, so as to secure the efficiencies associated with a continuous work program and quality crews and rigs.

"We expect the industry to continue to add capacity at a limited pace in response to the continuing increase in rig demand. However, it must be emphasized that compared to any time in the recent past, rig and component equipment costs are higher and lead times longer, which should minimize oversupply concerns. Nabors enjoys a relatively favorable position to accommodate this demand in terms of capital cost and time advantages due to our long-standing key relationships with suppliers and steady order flow. This also gives us the flexibility to adjust the pace of our rig remanufacturing and upgrade program to suit the market, although our current plans are to continue at a pace of only four to five rigs per quarter. Our emphasis is on like-new remanufactured rigs which incorporate the latest technologies and new innovative configurations to facilitate improved drilling efficiency and faster moves in both over-the-highway and on-pad applications. Most of these rigs are readily adaptable to fit the requirements of any of our U.S. Lower 48 Land Drilling, International or Canadian operations, and utilize Nabors' proprietary A/C PLC (Programmable Logic Control) systems. We have already deployed a large number of these rigs, with several configured for pad drilling in the Canadian tar sands and the U.S. Rocky Mountains.

"Canada is on track for a record year despite an early arrival of the spring thaw, with indications of higher than usual activity throughout the spring, summer and fall periods, weather permitting. We recently commissioned the first of our innovative A/C coiled tubing / drill pipe drilling rigs and have initiated plans to construct additional units. Internationally, we also expect a record year as the contributions of the last of the ten new Saudi Arabian contracts commence in the second quarter and temporarily idle rigs in other venues return to work. Ongoing strong demand internationally, particularly for higher horsepower rigs, coupled with previously identified prospects bodes well for sustained growth in our international results.

"The strong demand for well servicing and workover rigs is being reflected in significant price increases in our U.S. Land Well Servicing business. We expect this pricing momentum to continue for the next few quarters as increases take effect across the full fleet and the contribution from our new millennium rigs begins at the rate of two per month early in the third quarter. Our U.S. Offshore business is forecasting steady but modest improvement for the remainder of the year, as is the case for our Other Operating Segments and Oil and Gas operations. Alaska remains the only unit that expects lower results both sequentially and year-over-year, but there is emerging upside from the pending development of heavy oil deposits and some recent discoveries, followed by the prospects for opening of the Arctic National Wildlife Refuge (ANWR) in the longer-term.

"The current cycle represents the first time I have seen this many of our individual business units performing well simultaneously and exhibiting a solid upward bias. The continuing high commodity price environment is a direct indication that supply challenges persist and is enabling our customers to continue generating returns well in excess of their costs of capital, even in the face of higher costs. Additional drilling will be needed for an extended period to meet these supply challenges, and our ongoing investment in rig upgrades and renovations are a significant factor in the improved drilling efficiencies that are mitigating the impact of higher costs on our customers' economics. Nabors' established global infrastructure and the largest procurement and supply chain management systems in our industry uniquely position us to be the most competitive source of incremental rigs both internationally and in North America. While we expect strong earnings growth from our international unit and eventually other areas like ANWR, the near-term will be dominated by the almost daily favorable developments emanating from our North American land operations."

The Nabors companies own and operate almost 600 land drilling and approximately 870 land workover and well servicing rigs worldwide. Offshore, Nabors operates 43 platform rigs, 19 jack-up units, and three barge rigs in the United States and multiple international markets. Nabors markets 28 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com. Nabors will conduct a conference call to discuss the quarter's results and the near-term outlook, tomorrow April 28, 2005, at 11:00 a.m. Eastern Daylight Time. The call can be accessed on our website at www.nabors.com, or through First Call at www.firstcallevents.com.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                                                                      THREE MONTHS ENDED
                                                           ---------------------------------------
                                                                   MARCH 31,          DECEMBER 31,
                                                           -----------------------    ------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                     2005          2004           2004
                                                           ---------     ---------    ------------
Revenues and other income:
   Operating revenues                                      $ 783,728     $ 592,981    $    684,683
   Earnings (losses) from unconsolidated affiliates            2,003         3,822            (626)
   Investment income                                          11,788        12,253          16,958
                                                           ---------     ---------    ------------
      Total revenues and other income                        797,519       609,056         701,015
                                                           ---------     ---------    ------------

Costs and other deductions:
   Direct costs                                              474,626       390,040         435,584
   General and administrative expenses                        58,641        45,599          54,800
   Depreciation and amortization                              68,188        60,488          69,379
   Depletion                                                  12,353        15,610          10,465
   Interest expense                                           10,737        15,859          10,728
   Losses (gains) on sales of long-lived assets,
     impairment charges and other expense (income), net        3,871         1,329          (1,290)
                                                           ---------     ---------    ------------
      Total costs and other deductions                       628,416       528,925         579,666
                                                           ---------     ---------    ------------

Income before income taxes                                   169,103        80,131         121,349

   Income tax expense                                         41,689         8,414          12,583
                                                           ---------     ---------    ------------

Net income                                                 $ 127,414     $  71,717    $    108,766
                                                           =========     =========    ============
Earnings per share (1):
   Basic                                                   $     .84     $     .48    $        .73
   Diluted                                                 $     .80     $     .46    $        .68

Weighted-average number of common shares outstanding (1):
   Basic                                                     152,165       147,984         149,805
                                                           ---------     ---------    ------------
   Diluted                                                   158,777       163,110         165,368
                                                           ---------     ---------    ------------

Adjusted income derived from operating activities (2)      $ 171,923     $  85,066    $    113,829
                                                           =========     =========    ============


(1) See "Computation of Earnings Per Share" included herein as a separate schedule.

(2) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America
      (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading "Segment Reporting".

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                             MARCH 31,   DECEMBER 31,
(IN THOUSANDS, EXCEPT RATIOS)                                  2005          2004
                                                           ------------  ------------
ASSETS
Current assets:
Cash and short-term investments                            $  1,008,481  $    900,551
Accounts receivable, net                                        646,598       540,103
Other current assets                                            137,342       140,320
                                                           ------------  ------------
     Total current assets                                     1,792,421     1,580,974
Long-term investments                                           545,975       510,496
Property, plant and equipment, net                            3,358,068     3,275,495
Goodwill, net                                                   331,251       327,225
Other long-term assets                                          160,512       168,419
                                                           ------------  ------------
     Total assets                                          $  6,188,227  $  5,862,609
                                                           ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt                          $    809,562  $    804,550
Other current liabilities                                       431,117       394,766
                                                           ------------  ------------
     Total current liabilities                                1,240,679     1,199,316
Long-term debt                                                1,196,389     1,201,686
Other long-term liabilities                                     532,728       532,214
                                                           ------------  ------------
     Total liabilities                                        2,969,796     2,933,216
Shareholders' equity                                          3,218,431     2,929,393
                                                           ------------  ------------
     Total liabilities and shareholders' equity            $  6,188,227  $  5,862,609
                                                           ============  ============

Cash, short-term and long-term investments                 $  1,554,456  $  1,411,047

Funded debt to capital ratio:
    - Gross                                                    0.38 : 1      0.41 : 1
    - Net of cash and investments                              0.12 : 1      0.17 : 1
Interest coverage ratio:                                       17.8 : 1      14.1 : 1

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                                SEGMENT REPORTING
                                   (UNAUDITED)

The following tables set forth certain information with respect to our reportable segments and rig activity:


                                                                      THREE MONTHS ENDED
                                                           --------------------------------------
                                                                   MARCH 31,         DECEMBER 31,
                                                           -----------------------   ------------
(IN THOUSANDS, EXCEPT RIG ACTIVITY)                           2005          2004         2004
                                                           ---------     ---------   ------------
Reportable segments:
Operating revenues and Earnings from
  unconsolidated affiliates:
    Contract Drilling: (1)
      U.S. Lower 48 Land Drilling                          $ 258,990     $ 153,368   $    221,299
      U.S. Land Well-servicing                               106,113        79,479         96,992
      U.S. Offshore                                           38,067        31,321         35,972
      Alaska                                                  24,768        29,337         17,815
      Canada                                                 173,402       138,766        136,711
      International                                          124,030       102,987        122,499
                                                           ---------     ---------   ------------
       Subtotal Contract Drilling (2)                        725,370       535,258        631,288

    Oil and Gas (3)                                           15,299        21,126         15,788
    Other Operating Segments (4) (5)                          68,916        55,938         55,529
    Other reconciling items (6)                              (23,854)      (15,519)       (18,548)
                                                           ---------     ---------   ------------
      Total                                                $ 785,731     $ 596,803   $    684,057
                                                           =========     =========   ============

Adjusted income (loss) derived from operating activities:
 Contract Drilling: (1)
   U.S. Lower 48 Land Drilling                             $  73,459     $   8,568   $     41,813
   U.S. Land Well-servicing                                   19,428         9,733         15,074
   U.S. Offshore                                               7,011         4,817          6,491
   Alaska                                                      5,972         7,210          2,564
   Canada                                                     47,280        43,272         31,410
   International                                              29,767        18,591         27,154
                                                           ---------     ---------   ------------
    Subtotal Contract Drilling (2)                           182,917        92,191        124,506

 Oil and Gas (3)                                                 874         4,506          4,316
 Other Operating Segments (4) (5)                              3,550          (431)           298
 Other reconciling items (7)                                 (15,418)      (11,200)       (15,291)
                                                           ---------     ---------   ------------
    Total                                                    171,923        85,066        113,829
Interest expense                                             (10,737)      (15,859)       (10,728)
Investment income                                             11,788        12,253         16,958
Gains (losses) on sales of long-lived assets,
  impairment charges and other income (expense), net          (3,871)       (1,329)         1,290
                                                           ---------     ---------   ------------
Income before income taxes                                 $ 169,103     $  80,131   $    121,349
                                                           =========     =========   ============

Rig activity:
Rig years: (8)
   U.S. Lower 48 Land Drilling                                 222.4         175.2          217.2
   U.S. Offshore                                                15.6          13.8           14.0
   Alaska                                                        6.7           7.8            6.7
   Canada                                                       66.2          63.2           54.4
   International (9)                                            75.2          65.0           73.3
                                                           ---------     ---------   ------------
      Total rig years                                          386.1         325.0          365.6
                                                           =========     =========   ============

Rig hours: (10)
   U.S. Land Well-servicing                                  296,611       275,148        286,104
   Canada Well-servicing                                     114,336       117,596        105,025
                                                           ---------     ---------   ------------
      Total rig hours                                        410,947       392,744        391,129
                                                           =========     =========   ============


(1) These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $0.7 million, $1.2 million and ($.37) million for the three months ended March 31, 2005 and 2004 and December 31, 2004, respectively.

(3) Represents our oil and gas exploration, development and production operations.

(4) Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $1.3 million, $2.6 million and ($.26) million for the three months ended March 31, 2005 and 2004 and December 31, 2004, respectively.

(6)   Represents the elimination of inter-segment transactions.

(7) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8) Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 3.7, 4.0 and 4.0 years during the three month periods ended March 31, 2005 and 2004, and December 31, 2004, respectively.

(10) Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:


                                                                           THREE MONTHS ENDED
                                                                -------------------------------------
                                                                        MARCH 31,        DECEMBER 31,
                                                                -----------------------  ------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                          2005          2004         2004
                                                                ---------     ---------  ------------
Net income (numerator):
   Net income - basic                                           $ 127,414     $  71,717  $    108,766
   Add interest expense on assumed conversion of our
      zero coupon convertible/exchangeable senior
      debentures/notes, net of tax:
        $1.381 billion due 2021 (1)                                    --         3,081         3,139
        $700 million due 2023 (2)                                      --            --            --
                                                                ---------     ---------  ------------
   Adjusted net income - diluted                                $ 127,414     $  74,798  $    111,905
                                                                ---------     ---------  ------------

   Earnings per share:
     Basic                                                      $     .84     $     .48  $        .73
     Diluted                                                    $     .80     $     .46  $        .68

Shares (denominator):
   Weighted average number of shares outstanding - basic (3)      152,165       147,984       149,805
   Net effect of dilutive stock options and warrants based
      on the treasury stock method                                  6,612         6,635         7,072
   Assumed conversion of our zero coupon
      convertible/exchangeable senior debentures/notes:
        $1.381 billion due 2021 (1)                                    --         8,491         8,491
        $700 million due 2023 (2)                                      --            --            --
                                                                ---------     ---------  ------------
   Weighted average number of shares outstanding - diluted        158,777       163,110       165,368
                                                                ---------     ---------  ------------


(1) Diluted earnings per share for the three months ended March 31, 2004 and December 31, 2004 reflects the assumed conversion of our $1.381 billion zero coupon convertible senior debentures due 2021, as the conversion in those periods would have been dilutive. Diluted earnings per share for the three months ended March 31, 2005 excludes approximately 8.5 million potentially dilutive shares initially issuable upon the conversion of these debentures. Such shares did not impact our calculation of diluted earnings per share for that period as we are required to pay cash up to the principal amount of any debentures converted resulting from the issuance of a supplemental indenture relating to the debentures in October 2004. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, if the price of our shares exceeded approximately $95.

(2) Diluted earnings per share for the three months ended March 31, 2005 and 2004 and December 31, 2004 excludes approximately 10.0 million potentially dilutive shares initially issuable upon the exchange of our $700 million zero coupon senior exchangeable notes due 2023. Such shares did not impact our calculation of diluted earnings per share for these periods as we are required to pay cash up to the principal amount of any notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, if the price of our shares exceeded $70.10.

(3) Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco, respectively: 152.0 million and .2 million shares for the three months ended March 31, 2005; 147.6 million and .4 million shares for the three months ended March 31, 2004; and 149.6 million and .2 million shares for the three months ended December 31, 2004. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.